FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Michael Wachs, CEOcast, Inc.
PHONE: 212-732-4300

Home Solutions of America Announces Closing of Private Placement
Company Reaffirms Fiscal 2005 and Fiscal 2006 Guidance

Dallas, December 1, 2005 - (PRNewswire-FirstCall) - Home Solutions of America, Inc. (AMEX: HOM) (the "Company'), a provider of recovery, restoration and rebuilding/remodeling services, announced today that it closed the previously announced private placement on November 30, 2005.  The Company raised $26,675,000 through a private placement offering of common stock and warrants exercisable for common stock, prior to deduction of placement agent fees and other fees and expenses.  The net proceeds of the offering, after deduction of placement agent fees and other fees and expenses, will be approximately $24.6 million and will be used to pay off $11 million in seller debt resulting from the acquisition of the assets of Florida Environmental Remediation Services, Inc., to pay off $7 million of existing mezzanine debt, and for growth working capital purposes.

The Company reaffirmed its business outlook for fiscal 2005 and 2006. It expects to generate record full-year revenue of $73.0 to $76.0 million, EBITDA of $14.0 to $15.0 million, and fully diluted earnings per share of $0.25 to $0.27. The Company also reaffirmed its outlook for 2006 of full-year revenue of $130.0 million to $140.0 million, EBITDA of $25.0 million to $28.0 million and fully diluted earnings of $0.42 to $0.46. The fiscal 2006 guidance excludes any potential impact from storms, hurricanes or other weather-related events that may occur during 2006 and is consistent with the business forecast the Company released on November 14, 2005.

"This transaction significantly improves the Company's balance sheet and increases our financial flexibility," said Frank Fradella, Chairman and CEO of Home Solutions. "The private placement will allow us to implement our plan to aggressively grow our businesses, while allowing the Company to selectively pursue acquisitions that have significant potential to enhance the profitability of our existing business units."

Home Solutions is a provider of recovery, restoration and rebuilding/remodeling services to commercial and residential areas that are (i) prone to flooding, hurricanes, tornados, fires or other naturally occurring and repetitive weather related emergencies; and/or (ii) experiencing robust housing development. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and South Carolina through its five subsidiaries, Cornerstone Building and Remodeling, Southern Exposure, P.W. Stephens, Home Solutions Restoration of Louisiana and Fiber Seal Systems. Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. Southern Exposure and related companies is a provider of cabinet and countertop installation services in the Florida marketplace. P.W. Stephens provides mold and asbestos remediation services, and fire and water restoration services in California, Florida and Louisiana. Home Solutions Restoration of Louisiana provides Recovery Restoration Services in Florida, Louisiana, Mississippi and Texas and Fiber Seal Systems is a national licensor of cleaning and fabric protection businesses.

For more information on Home Solutions, please see the Company's website at http://www.homcorp.com/ .

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.